EXHIBIT 23.3

                                [FIRM LETTERHEAD]

                         INDEPENDENT AUDITOR'S CONSENT


The Board of Directors
Emergent Group, Inc.


         We consent to the use of our report dated Janaury 31, 1996 for the year ended December 31,1995 and our report dated February 8, 1995 for the year ended December 31, 1994 in the Amendment No. 1 to the Registration Statement on Form S-4 of Emergent Group, Inc. and certain of its subsidiaries defined therein as the Subsidiary Guarantors for the registration of $125.0 million in aggregate principal amount of its 10-3/4% Senior Notes due 2004, Series B to be exchanged for equal principal amounts of its 10-3/4% Senior Notes due 2004, Series A. We also consent to the reference to our firm under the heading "Experts" in the Prospectus contained in the Registration Statement described above.



                                        /s/ ELLIOTT, DAVIS & COMPANY, LLP

Greenville, South Carolina                  ELLIOTT, DAVIS & COMPANY, LLP
November 11, 1997


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